Exhibit 10.2

EXACT Sciences Corporation

Non-Employee Director Compensation Policy

The purpose of this Director Compensation Policy of EXACT Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.  For purposes of this policy, non-employee directors shall include any director serving as an executive officer on an interim basis at the request of the Company’s Board of Directors (the “Board”).

In furtherance of the purpose stated above, all non-employee directors shall be paid stock compensation for services provided to the Company as set forth below:

On January 1st of each year, each non-employee director shall be paid an annual retainer equal to the following dollar value worth of restricted stock of the Company (“Restricted Stock”) as measured by the closing sale price of the Company’s common stock on the first trading day following January 1, which shall vest in full one year from the date of grant, and which shall be subject to 12 months acceleration of vesting upon an Acquisition (as defined in the Company’s 2000 Stock Option and Incentive Plan (the “2000 Plan”)):

Annual Retainer ($ value of Restricted Stock)
Chairman of the Board	$37,500
Chairman of a Committee	$35,000
Director	$25,000

In addition, on the date of the first meeting of the Board following each annual meeting of the Company’s stockholders, each non-employee director shall be granted $15,000 worth of Restricted Stock as measured by the closing sale price of the Company’s common stock on the first trading day following the date of such meeting of the Board, which shall vest in full one year from the date of grant, and which shall be subject to 12 months acceleration of vesting upon an Acquisition (as defined in the 2000 Plan).

Upon his or her initial election to the Board, a new director shall receive $25,000 worth of Restricted Stock as measured by the closing sale price of the Company’s common stock on the first trading day following the date of initial election, which shall vest in full one year from the date of grant, and which shall be subject to 12 months acceleration of vesting upon an Acquisition (as defined in the 2000 Plan).

Notwithstanding the above, the initial election grant and initial annual retainer for 2009 to Michael E. Singer shall consist of 130,000 shares of Restricted Stock.  For the avoidance of doubt, Mr. Singer will also be eligible for an annual grant of Restricted Stock at each annual meeting of the Company’s stockholders beginning in 2009 and an annual retainer beginning on January 1, 2010.

All vesting under the Restricted Stock grants described in this policy immediately ceases upon cessation of service as a director for any reason.

The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.